Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Statements (No. 333-151510, 333-141526, 333-121922, 333-112679, 333-83504) on Form S-8 of Composite Technology Corporation of our report dated December 22, 2008 (updated March 6, 2009 as to the effects of the restatements discussed in Note 4), relating to our audits of the consolidated financial statements (which includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern and an explanatory paragraph related to the restatement discussed in Note 4), the financial statement schedule and our report dated March 6, 2009 related to our audit of internal control over financial reporting, which appear in this Annual Report on Form 10-K/A of Composite Technology Corporation for the year ended September 30, 2008.

Our report dated March 6, 2009, on the effectiveness of internal control over financial reporting as of September 30, 2008, expressed an opinion that Composite Technology Corporation had not maintained effective internal control over financial reporting as of September 30, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/SINGERLEWAK LLP

SingerLewak LLP

Irvine, California
March 6, 2009